EXHIBIT 3-1
                            CERTIFICATE OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                          Golden Spirit Minerals Ltd.
                             A Delaware Corporation

The undersigned, Robert Klein, President of Golden Spirit Minerals Ltd. does hereby certify that at a Special Meeting of the Board of Directors held at the offices of the Corporation on August 24, 2004, at which a quorum was present, the following resolutions were duly passed:

RESOLVED: The Certificate of Incorporation of the Corporation be amended by striking Article FIRST in its entirety and replacing therefore:
"FIRST: The name of the Corporation is Golden Spirit Mining Ltd."

RESOLVED: The amendment to the Corporation's Certificate of Incorporation set forth in the foregoing resolutions was approved by a majority of the Corporation's Board of Directors and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware: and, further was approved by the shareholders of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware.

RESOLVED: The name change will be effective at the opening of business October 18, 2004, being 6:30A.M EST.

RESOLVED: The Corporation's authorized capital stock consists of 100,000,000 shares of common stock with $0.0001 par value per share, of which 80,245,959 shares are currently issued and outstanding.

RESOLVED: The Certificate of Incorporation of the Corporation be amended by striking Article FOURTH in its entirety and replacing therefore:

"FOURTH: The total number of shares of stock which this corporation shall have authority to issue is five hundred million (500,000,000) with a par value of $.0001 per share with a total authorized capitalization of $50,000. These shares are Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought."

RESOLVED: The amendment to the Corporation's Certificate of Incorporation set forth in the foregoing resolutions was approved by a majority of the Corporation's Board of Directors and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware: and, further, was approved by the shareholders of the Corporation pursuant to Section 228 of the General Corporation Law of the State of Delaware.

RESOLVED: That the increase in authorized capital from 100,000,000 shares of common stock to 500,000,000 shares of common stock will be effective at the opening of business October 18, 2004, being 6:30 A.M. EST.

RESOLVED: That effective as of the close of business on September 30, 2004 (4:30 P.M. EST), each of the 80,245,959 presently issued and outstanding shares of the Corporation's common stock is hereby changed, by way of a ten percent (10%) stock dividend, without further action, into an additional 8,024,596 shares of common stock having the same characteristics. Accordingly, as of the close of business September 30, 2004 (4:30 P.M. EST), the Corporation shall have 88,270,555 shares of common stock issued and outstanding.

RESOLVED: The amendment to the Corporation's Certificate of Incorporation set forth in the foregoing resolutions was approved by a majority of the Corporation's Board of Directors and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of Delaware: and, further was approved by the shareholders of the Corporation pursuant to Section 222 of the General Corporation Law of the State of Delaware.

RESOLVED: That until issuance of new share certificates as provided in the following resolutions adopted by the Board of Directors, all share certificates which are in existence as of the close of business on September 30, 2004 (4:30 P.M. EST) representing issued and outstanding shares of common stock of the Corporation, shall thereafter, without any further action being taken, represent an additional ten percent (10%) times the number of shares as they theretofore represented:

RESOLVED: That the appropriate officers of the Corporation are hereby authorized and directed to take such steps as may reasonably be necessary or appropriate in order to notify all shareholders of record as of the close of business on September 30, 2004 (4:30 P.M. EST), of the ten percent (10%) share dividend authorized by the foregoing resolutions, and cause to be issued and delivered to each such shareholder of record, one new share certificate in the name of such shareholder representing an additional ten percent (10%) of common stock for each one share of common stock issued and outstanding as of September 30, 2004.

RESOLVED: That the effective date of mailing for the additional ten percent (10%) stock dividend to shareholders of record September 30, 2004 will be October 18, 2004. These share certificates will bear the name of Golden Spirit Mining Ltd.

RESOLVED: That the officers of the Corporation and each of them is authorized and empowered to do such things and execute such documents as may be necessary in order to effectuate the purposes of the foregoing resolutions.

I, the undersigned, President of Golden Spirit Minerals Ltd. DO HEREBY CERTIFY that the foregoing is a true, complete and accurate copy of resolutions duly adopted by the Board of Directors of said Corporation at a special meeting held on the aforementioned day, at which a quorum of the Directors were present; and I do further certify that these resolutions have not been altered, amended and they are now in full force and effect.

Witness my hand and the Seal of the Corporation on this 24th day of August 2004.

Dated:	August 24, 2004

/s/: Robert Klein
--------------
By:  Robert Klein,
President

Attest: /s/: Robert Waters
--------------------------------
By:  Robert Waters, Secretary